Exhibit 99.1

Astra Cures Bid Price Deficiency and Regains Compliance with Nasdaq Listing Standards

ALAMEDA, CA – September 28, 2023. Astra Space, Inc. (“Astra” or the “Company”) (Nasdaq: ASTR) today announced it has received notice from the Nasdaq Capital Market (“Nasdaq”) on September 28, 2023, that the Company has regained compliance with Nasdaq’s minimum bid price requirement.

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About Astra Space, Inc.
Astra’s mission is to Improve Life on Earth from Space® by creating a healthier and more connected planet. Astra pursues that mission through its Launch Services and Space Products businesses. Astra’s Launch Services business offers one of the lowest cost-per-launch dedicated orbital launch services of any operational launch provider in the world. Astra delivered its first commercial launch to low Earth orbit in 2021, making it the fastest company in history to reach this milestone, just five years after it was founded in 2016. Astra’s Space Products business offers one of the industry’s first flight-proven electric propulsion systems for satellites, the Astra Spacecraft Engine™. Astra Spacecraft Engines™ have extensive on-orbit flight heritage and are available as fully assembled units or as individual components in the Astra Propulsion Kit. Astra (NASDAQ: ASTR) was the first space launch company to be publicly traded on Nasdaq. Visit astra.com to learn more about Astra.

Safe Harbor Statement
Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and delivery targets, including as a result of the decisions of governmental authorities or other third parties not within our control; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements and quarterly reports.

Astra Investor Contact:
Investors@astra.com

Astra Media Contact:
Press@astra.com